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                                   EXHIBIT 99
SANDY SPRING
BANCORP
SANDY SPRING NATIONAL BANK
of Maryland

NASDAQ NATIONAL MARKET-SASR
Web Page-www.ssnb.com
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FOR IMMEDIATE RELEASE

           SANDY SPRING NATIONAL BANK TO ACQUIRE LOCAL MELLON OFFICES

     July 21, 1999, Olney, Maryland . . . . Sandy Spring National Bank of
Maryland, a subsidiary of Sandy Spring Bancorp, Inc. (NASDAQ National Market--SASR), today announced that it has reached agreement to purchase seven retail offices from Mellon Bank Corporation, along with approximately $235 million in deposits and a portfolio of consumer and small business loans. The branches are located in Montgomery and Anne Arundel counties, Maryland, and Northern Virginia. The acquisition, subject to regulatory approval, is expected to be completed by the end of the third quarter.

     Sandy Spring National Bank intends to offer a full range of consumer, business, and trust and investment services at these new locations. Five of the new offices are in Montgomery County, one is in Annapolis, and one is in Tysons Corner, Virginia.

     Hunter R. Hollar, President and Chief Executive Officer of Sandy Spring Bancorp, stated, "We are delighted to have the opportunity to serve new consumers and businesses in our markets and to provide additional convenient locations. We view this as a natural addition to our existing offices."

     "Sandy Spring has the resources and commitment to provide a continuity of high quality service to the customers of these offices," said Christopher "Kip" Condron, Mellon Bank Corporation President and Chief Operating Officer. "We will work together to ensure a smooth and seamless integration. Mellon will continue to offer other key lines of business in these markets."

     Sandy Spring Bancorp is the bank holding company for Sandy Spring National Bank of Maryland, which currently has twenty-three banking offices in
Montgomery, Howard, Prince George's and Anne Arundel Counties in Maryland. At June 30, 1999, Sandy Spring Bancorp had consolidated assets of approximately
$1.3 billion. The Company recently reported a 14% increase in net income and assets for the 2nd quarter of 1999 over 1998.
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     The Agreement calls for Sandy Spring to pay a 8.70% premium on deposits and
8.97% on loans acquired. In the acquisition, Sandy Spring National Bank expects to acquire approximately $235 million in deposits, $35 million in loans and $1.5 million in furniture, equipment and other fixed assets, to assume certain lease obligations, and to record an intangible asset of approximately $19 million. Sandy Spring Bancorp expects that the transaction will not materially affect
1999 earnings per share, and will increase earnings per share in 2000 and later years.

For additional information or questions please contact:
Hunter R. Hollar, President & Chief Executive Officer or
Sara E. Watkins, Senior Vice President
(301) 774-6400 or (410) 792-2450


Sandy Spring Bancorp, Inc.
17801 Georgia Avenue
Olney, Maryland 20832


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